EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
PSI Corp. (formerly Friendlyway Corporation)

We consent to incorporation by reference in this Registration Statement of PSI Corp., on Form 10-K to be filed on or about October 24, 2008 of our Report of Independent Registered Public Accounting Firm dated January 20, 2006 covering the balance sheet of PSI Corp. as of October 31, 2005, and the related statements of operations, stockholders’ deficit, and cash flows for the year then ended.

LBB & Associates Ltd., LLP

Houston, Texas
October 24, 2008